Exhibit 10.21

EXECUTION VERSION

RESTRUCTURING AGREEMENT

by and among

MADISON TECHNOLOGIES, INC.

and

SOVRYN HOLDINGS, INC.

and

the undersigned SECURED PARTIES

and

ARENA INVESTORS, L.P.

(as agent for the undersigned Secured Parties)

Dated as of February 1, 2023

Schedules
Schedule 1	-	Outstanding Existing Note Obligations
Schedule 2	-	Contributed Debt Allocations
Schedule 3	-	New Equity Allocations

Exhibits
Exhibit A	Partial Strict Foreclosure Agreement
Exhibit B	CRO Agreement
Exhibit C	Local Marketing Agreement

RESTRUCTURING AGREEMENT

This RESTRUCTURING AGREEMENT (this “Agreement”), dated as of February 1, 2023, is made by and among MADISON TECHNOLOGIES, INC., a Nevada corporation (the “Company”), SOVRYN HOLDINGS, INC., a Delaware corporation (“Sovryn,” and together with the Company, each a “Debtor,” and collectively, the “Debtors”), STATION BREAK HOLDINGS, LLC, a Delaware limited liability corporation (together with its successors and assigns, designees, or subsidiaries, the “Ultimate Parent”), the several financial institutions from time to time party to the Purchase Agreement referred to below, as purchasers and holders (each a “Secured Party” and collectively, the “Secured Parties”), and ARENA INVESTORS, L.P., as agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Agent”). The Company, Sovryn, Ultimate Parent, the Secured Parties, and the Agent may hereinafter be referred to individually as a “Party” and collectively as the “Parties.” All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

WHEREAS, the Company and the several financial institutions (each a “Secured Party,” and collectively, the “Secured Parties”) from time to time party thereto have entered into that certain Securities Purchase Agreement, dated as of February 17, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which the Secured Parties have extended credit to the Company as evidenced by certain Senior Secured Convertible Promissory Notes (as defined in the Purchase Agreement) issued by the Company to the Secured Parties (together with any notes issued in exchange therefor or replacement thereof or any additional investment made by the Secured Parties and as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Notes”);

WHEREAS, the Company, Sovryn, and the Agent have entered into that certain Security Agreement, dated as of February 17, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”),1 pursuant to which as an inducement for the Secured Parties to extend the loans as evidenced by the Notes and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations, each Debtor unconditionally and irrevocably pledged, granted and hypothecated to the Agent for the benefit of the Secured Parties a perfected, first priority security interest in and to, a lien upon and a right of set-off against all of their respective right, title and interest of whatsoever kind and nature in and to, the Collateral (a “Security Interest” and, collectively, the “Security Interests”);

WHEREAS, Sovryn and the Agent have entered into that certain Guaranty, dated as of February 17, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”), pursuant to which Sovryn (together with any other Subsidiaries of the Company that are or become party to the Guaranty, each a “Guarantor,” and collectively, the “Guarantors”) each guaranteed the payment and performance of the Obligations;

[1]	Capitalized terms used herein that are not otherwise defined herein shall have the meaning ascribed to them in the Security Agreement.

WHEREAS, the Company, through its wholly owned subsidiary Sovryn, used the proceeds of the Notes to, among other things, acquire KNLA-CD and KNET-CD, both Class A digital television stations in Los Angeles, California, KVVV-LD, a digital low power television station in Houston, Texas, and KYMU-LD, a digital low power television station in Seattle, Washington (the “Stations”);

WHEREAS, on or about October 27, 2022, the Agent notified the Debtors that certain Events of Default have occurred and are continuing under the Transaction Documents;

WHEREAS, the Debtors have acknowledged and agreed that Events of Default under (and as defined in) the Transaction Documents have occurred and are continuing as of the date hereof, including, without limitation, the Company’s failure under Section 6(a)(i)(B) of the Notes to pay the cash interest payment due on October 1, 2022, by October 10, 2022, pursuant to Section 2(a)(i) of the Notes;

WHEREAS, as a result of these Events of Default (the “Existing Events of Default”), the Debtors entered into a forbearance agreement (the “Forbearance Agreement”), dated as of November 21, 2022, with the Agent and Secured Parties;

WHEREAS, under the Forbearance Agreement, each Obligor, among other things, acknowledged and agreed that (i) as of November 21, 2022, after giving effect to the terms of the Forbearance Agreement, the aggregate principal amount of Notes outstanding is not less than $16,500,000 (the “Current Outstanding Amount”), (ii) the Current Outstanding Amount does not include any accrued and unpaid interest, fees, expenses or other amounts constituting Obligations or other amounts which are chargeable or otherwise reimbursable under the Transaction Documents as set forth with more particularity in the Forbearance Agreement, including, without limitation, Default Rate Interest on the Current Outstanding Amount, (iii) no Obligor has any rights of offset, defenses, claims or counterclaims with respect to the Current Outstanding Amount or any of the other Obligations, and each of the Obligors is jointly and severally obligated with respect thereto, in each case, in accordance with the terms of the applicable Transaction Documents (including the Forbearance Agreement), and (iv) pursuant to a side letter, dated as of November 21, 2022 (the “Milestone Side Letter”), the Obligors agreed to achieve certain milestones by the dates as set forth in the Milestone Side Letter (subject to extension by the Agent in its sole and absolute discretion);

WHEREAS, the Forbearance Agreement expired on December 30, 2022;

WHEREAS, in relation to those Existing Events of Default, and subject to approval by the Federal Communications Commission (the “FCC”) of the required applications to assign the FCC licenses of the Stations (the “FCC Licenses”) to Ultimate Parent (or its designee), the Agent and the Secured Parties have and continue to have (contemporaneously with the consummation of the transactions set forth in the Partial Strict Foreclosure Agreement (as defined below)) the right to exercise all applicable rights and remedies against the Obligors under and in relation to the Transaction Documents, the Uniform Commercial Code as in effect in the State of New York (the “NYUCC”) and other applicable law;

WHEREAS, the Obligors have acknowledged (i) their current obligation to repay all Obligations under the Transaction Documents, and (ii) that the Agent, for the benefit of the Secured Parties (as defined in the Security Agreement), has the current right under the Security Agreement at any time in its sole discretion (subject to approval by the FCC of the required applications to assign the FCC Licenses), to take ownership, possession and control of the Collateral, free and clear of all right, title, interest or claim thereto or therein of the Obligors or any other Person claiming through them (but subject to any Permitted Liens);

WHEREAS, in connection with the Restructuring Transactions, Station Break Operating, LLC (together with any designee, collectively, “Operating”), a direct wholly-owned subsidiary of Station Break Holdings, LLC, has been formed to hold the Transferred Collateral, subject to Ultimate Parent’s right to designate a different entity for such purpose;

WHEREAS, pursuant to the Partial Strict Foreclosure Agreement, Sovryn and Ultimate Parent have agreed to prepare their respective portions of, and shall jointly file with the FCC, such application or applications (collectively, the “FCC Application”) as may be necessary to obtain the FCC’s consent to the assignment of the FCC Licenses to Ultimate Parent (or its designee);

WHEREAS, in connection with the closing of the Restructuring Transactions and upon approval by the FCC of the FCC Application, the Secured Parties will contribute (the “Contribution”) to Ultimate Parent, a portion of the Secured Parties’ rights and obligations under the outstanding Notes (such contributed amounts, the “Assigned Obligations”), which Ultimate Parent is using to purchase all of Sovryn’s possession, right, title and interest in and to and under all Collateral associated with the Stations and any and all commercial tort claims, including, without limitation, Sovryn’s claim against WANN-CD, an Atlanta station, in connection with a breach of contract to recoup a $200,000 deposit that is held by WANN, and all proceeds thereof together with all other documents and instruments executed in connection therewith, but excluding: (a) all liabilities associated with such Collateral unless expressly assumed by Ultimate Parent, (b) any assets identified by the Ultimate Parent within 90 days after the execution of this Agreement (the “Excluded Assets”), and (c) the Pledged Securities, which, for the avoidance of doubt, shall remain Collateral of the Agent under the Security Agreement (collectively, the “Transferred Collateral”) free and clear of all liens, claims, interests, and encumbrances and Ultimate Parent has agreed, upon approval of the FCC Application, to accept the transfer of the Transferred Collateral in exchange for the partial satisfaction of existing Obligations in an amount equal to that set forth for each Station set forth on Schedule 1 to the Partial Strict Foreclosure Agreement (the “Purchase Price”), all in accordance with and subject to the provisions set forth more fully below, and that such transfer and satisfaction are intended to comprise a partial strict foreclosure for purposes of Section 9-620(c) of the NYUCC, provided, that, an aggregate principal amount of the outstanding Obligations equal to the Remaining Obligations (as defined below) shall remain due and outstanding under the Transaction Documents; and

WHEREAS, following the closing of the Transferred Collateral to Ultimate Parent (or its designee), the issued and outstanding equity interests of Ultimate Parent in will be as set forth on Schedule 3 hereto; and

WHEREAS, in connection with the transactions contemplated by this Agreement (as described more fully in Article II hereof, the “Restructuring Transactions”), following the closing of the Transferred Collateral to Ultimate Parent (or its designee), the Notes (the “Existing Notes”) will be amended and restated (the “New Notes”) such that the Secured Parties thereunder shall have Liens on the Collateral in the amounts set forth in the New Notes; and

WHEREAS, the effectiveness of this Agreement and the other Transaction Documents is conditioned on, among other things, the execution and delivery of this Agreement by all of the Parties hereto.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01        Recitals Incorporated. The recitals and prefatory phrases and paragraphs set forth above are hereby incorporated in full and made a part of this Agreement.

Section 1.02        Terms. The following terms used in this Agreement shall have the following meanings:

“Action” means any claim, action, petition, demands, suit, investigation, arbitration or other proceeding or inquiry, whether civil or criminal, at law or in equity, against or by any third party or before any local, state, federal, national, supra-national or foreign governmental or regulatory agency or authority or subdivision thereof.

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in the recitals.

“Closing Date” has the meaning set forth in Section 2.01(k).

“Contributed Debt” has the meaning set forth in Section 2.01(l).

“CRO Agreement” has the meaning set forth in Section 2.01(b).

“Existing Board Members” means Phillip Falcone and Warren Zenna.

“Forbearance Agreement” has the meaning set forth in the recitals.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Obligations” means any liabilities or obligations (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Local Marketing Agreement” has the meaning set forth in Section 2.01(e).

“Losses” means any judgments, payments, settlements, awards, fines, penalties, losses, taxes, compensation, damages, charges, Obligations, interest, costs or expenses (including the reasonable out-of-pocket costs and expenses of attorneys, accountants and other professional advisors, and other reasonable costs and expenses of any Action, including enforcement).

“Material Adverse Effect” has the meaning set forth in Section 3.01(d).

“Partial Strict Foreclosure Agreement” has the meaning set forth in Section 2.01(a).

“Parties” has the meaning set forth in the preamble.

“Person” or “person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government

“Restructuring Transactions” has the meaning set forth in Section 2.01.

“Restructuring Transaction Documents” means this Agreement, each of the agreements set forth in Section 2.01 and each of the other documents, certificates and instruments contemplated hereby or thereby, including the “Transaction Documents” (as defined in the Purchase Agreement).

“Transferred Collateral” has the meaning set forth in the preamble.

ARTICLE II

RESTRUCTURING TRANSACTIONS

Section 2.01           Restructuring Transactions. The Restructuring Transactions shall include the following transactions and Restructuring Transaction Documents:

(a)            on or before Noon (EST) on March 3, 2023, the execution and delivery of the Partial Strict Foreclosure Agreement, a copy of which is attached hereto as Exhibit A;

(b)            on or before Noon (EST) on March 3, 2023, the execution and delivery of the CRO Agreement, a copy of which is attached hereto as Exhibit B;

(c)            on or before Noon (EST) on March 3, 2023, the execution and delivery of the Unanimous Written Consent of the Board of Directors of Sovryn Holdings, Inc., pursuant to which the Existing Board Members shall (i) approve the Restructuring Transactions, and (ii) appoint Dennis Davis as the Chief Restructuring Officer (“CRO”) and the independent Director (the “Independent Director”) of Sovryn. The Existing Board Members and Officers hereby agree that, as of the Effective Date, the organizational documents of Borrower do not prohibit the resignation of the Officers and the Existing Board Members other than the Independent Director and CRO;

(d)          on or before Noon (EST) on March 3, 2023, each Existing Board Member other than the Independent Director shall resign from the board or similar governing body of Sovryn, and each of the Existing Board Members and each other officer of Sovryn, including, without limitation, Henry Turner, but other than the CRO, shall resign as officers of Sovryn (in such capacity, the “Officers”);

(e)           on or before Noon (EST) on March 3, 2023, Sovryn and Ultimate Parent (or its designee) shall execute and deliver a Local Marketing Agreement that shall provide for Ultimate Parent (or its designee) to program substantially all airtime on the Stations and receive substantially all revenue derived therefrom (the “Local Marketing Agreement”), a copy of which is attached hereto as Exhibit C;

(f)	[Reserved];

(g)	[Reserved];

(h)	[Reserved];

(i)	[Reserved];

(j)            on or before Noon (EST) on March 3, 2023, Sovryn shall provide proof to the Ultimate Parent that the CRO has been added as an authorized signatory and user with complete access and control over the existing bank account(s) at PNC Bank that are in Sovryn’s name, and that the other existing authorized signatory or signatories have been removed from the PNC Bank Sovryn account(s), and that no amounts payable to the Company shall be paid from the PNC Bank Sovryn account(s);

(k)          pursuant to Section 7 of the Partial Strict Foreclosure Agreement, immediately after the satisfaction of the conditions precedent set forth in Section 16 thereof (the “Closing Date”), Sovryn will voluntarily execute and deliver to the Ultimate Parent an assignment, substantially in the form attached hereto as Exhibit A (the “Assignment”), which will evidence the irrevocable conveyance, assignment and transfer of the ownership and any and all of its legal, equitable and beneficial right, title and interest in and to all of the Transferred Collateral to the Ultimate Parent in exchange for the partial satisfaction of its existing obligations under the Transaction Documents in an amount equal to the Purchase Price;

(l)            the execution and delivery of the contribution and exchange agreement, among Ultimate Parent, Operating, and the Secured Parties, which shall govern each Secured Party’s contribution to Ultimate Parent, of certain of the obligations held by such Secured Party set forth on Schedule 2 hereto (which represent such Secured Party’s pro rata share of the entire principal amount of the outstanding Notes, exclusive of accrued interest and accrued fees thereon (such obligations contributed to Ultimate Parent, the “Contributed Debt”) which Ultimate Parent will use to purchase all of the Debtors’ possession, right, title and interest in the Transferred Collateral pursuant to the Partial Strict Foreclosure Agreement; provided, that such Contributed Debt shall not include the amount of the Obligations in excess of the Contributed Debt, including, without limitation, any accrued and unpaid interest, fees, expenses or other amounts constituting Obligations or other amounts which are chargeable or otherwise reimbursable under the Transaction Documents (the “Remaining Obligations”), and each of the Obligors is and shall hereafter remain jointly and severally obligated with respect thereto, in each case, in accordance with the terms of the applicable Transaction Documents, which will remain outstanding under the Transaction Documents immediately after giving effect to the Closing Date (as defined in the Partial Strict Foreclosure Agreement), and in exchange therefor, Ultimate Parent will issue to such Secured Party the number of Class A Units of Ultimate Parent (the “Class A Units”), set forth opposite such Secured Party’s name on Schedule 3 hereto;

(m)         on the Closing Date, immediately after the contribution of the Contributed Debt and issuance of the Class A Units to the Secured Parties described in clause (l) above, Sovryn will transfer the Transferred Collateral to Ultimate Parent in exchange for the cancellation of an amount equal to the Contributed Debt, and Ultimate Parent will immediately contribute the Transferred Collateral to Operating in exchange for all of the membership interest of Operating;

(n)          on the Closing Date, the Secured Parties and the Company shall execute and enter into the New Notes in an amount equal to the Remaining Obligations outstanding;

(o)          within twenty (20) business days after the date of this Agreement (or such later date as is acceptable to Ultimate Parent in its sole discretion), Sovryn and Ultimate Parent shall prepare their respective portions of, and shall jointly file with the FCC, the FCC Application to obtain the FCC’s consent to the assignment of the FCC Licenses to Ultimate Parent (or its designee). Sovryn shall be deemed to have authorized its signature in the assignor’s certification of such FCC Application and shall cooperate in all respects in the preparation of the assignor’s sections of such FCC Application (including but not limited to providing all information necessary to complete such sections). In the event that Sovryn or the Company fails to cooperate as required by the preceding sentence, Ultimate Parent may complete such sections to the best of its ability, based on publicly available information, and Sovryn shall be deemed to have certified the accuracy of the assignor’s sections of the FCC Application as so completed by Ultimate Parent. Within one (1) business day after the execution of this Agreement, the Company shall provide to Agent all information deemed necessary or desirable by Agent to facilitate the electronic filing of the FCC Application via the FCC Media Bureau’s Licensing and Management System (“LMS”) or other FCC filing system, including but not limited to Sovryn’s FCC Registration Number (“FRN”) and associated password. The Company and Sovryn shall use their best efforts to cooperate in the prosecution of the FCC Application to a final and unappealable grant. Neither the Company nor Sovryn shall take any action to impede or frustrate the final and unappealable grant by the FCC of the FCC Application (including but not limited to the filing of any petition to deny or informal objection against the FCC Application, the filing of any request for dismissal of the FCC Application, and the filing of any petition for reconsideration, application for review, or notice of appeal of the FCC staff’s grant of the FCC Application pursuant to delegated authority), and neither the Company nor Sovryn shall solicit or encourage any third person or entity to take any such action. Upon the FCC’s initial grant of the FCC Application (which may include a grant by FCC staff pursuant to delegated authority), the FCC Licenses shall, in the Agent’s discretion, be deemed assigned from Sovryn to Ultimate Parent (or its designee) without the necessity of further action by the Parties;

(p)            [Reserved];

(q)         [Reserved];

(r)            [Reserved];

(s)            the payment of fees and expenses by the Company related to the foregoing (including, without limitation, all fees and expenses payable to (i) Winston & Strawn LLP, (ii) the Agent and the Secured Parties, and (iii) Wiley Rein LLP); and

(t)             the consummation of any other transactions contemplated or required by any of the foregoing.

Section 2.02           Transferred Collateral. The Company shall, and shall cause any and all of its direct and indirect Subsidiaries from and after the Closing Date, subject to the provisions of the Partial Strict Foreclosure Agreement and the other Transactions Documents, to not knowingly take any action inconsistent with the absolute ownership, possession, control, and quiet enjoyment of all Transferred Collateral by Ultimate Parent as provided under the Partial Strict Foreclosure Agreement. If the Company shall become aware that any of its direct and indirect Subsidiaries in existence from and after the Closing Date have taken any action inconsistent with the absolute ownership, possession, control, and quiet enjoyment of all Transferred Collateral by Ultimate Parent as provided under the Partial Strict Foreclosure Agreement, then the Company shall cause such Subsidiary to promptly end such action and take remedial actions, if any, required to correct such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01           Representations and Warranties of All Parties. In order to induce the Parties to enter into this Agreement and carry out the Restructuring Transactions, each Party, severally and not jointly, and only as to itself (and its respective designees), represents and warrants, as of the date of this Agreement, as follows:

(a)            Organization, Power, and Authority. Such Party, if not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)            Sovryn. Sovryn has no Subsidiaries and there are no other existing members of the board of directors of Sovryn other than the Existing Board Members, and no other existing officers of Sovryn, other than the Officers. Additionally, there are no other management agreements or other agreements with Existing Board Members, insiders, or any shareholder of the Debtors.

(c)            Authorization of Agreements. This Agreement has been duly and validly authorized by all necessary action and has been duly and validly executed and delivered by such Party and constitutes (assuming due and valid execution by the other Parties) the valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity regardless of whether considered in a proceeding in equity or at law.

(d)           Non-Contravention. Subject to the filing and FCC grant of the FCC Application, the execution and the delivery of this Agreement will not (i) if not a natural person, result in any breach of such Party’s organizational documents, (ii) result in any breach of the terms or provisions of, or constitute a default under, any indenture or other agreement or instrument by which it or its property is bound, except in each case as would not reasonably be expected to have a material adverse effect on (A) the business, assets, operations or financial condition of such Party or (B) the performance of the obligations of such Party under this Agreement (with respect to the relevant Party, a “Material Adverse Effect”), (iii) result in any violation of any applicable constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Party is subject, except as would not reasonably be expected to have a Material Adverse Effect with respect to such Party, (iv) assuming the accuracy of the representations and warranties of the other Parties set forth herein, result in any obligation of any Party to file any notice or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from any, governmental or regulatory authority of the United States, any state thereof or any foreign jurisdiction (other than those made or obtained), except for those the failure to make or obtain which would not reasonably be expected to have a Material Adverse Effect with respect to such Party, or (v) require any consent or other action by any Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Party or to a loss of any benefit to which such Party is entitled under any provision of any agreement or other instrument binding upon such Party or any of its assets or properties, except where the failure to obtain such consent or other action, or such default or right of termination, cancellation or acceleration, or loss of benefit would not reasonably be expected to have a Material Adverse Effect with respect to such Party.

ARTICLE IV

MISCELLANEOUS

Section 4.01           Governing Law; Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THE RESTRUCTURING TRANSACTIONS.

Section 4.02           Amendments and Waivers. This Agreement may not be modified or amended except by a written instrument signed by an authorized representative of each Party affected by such modification or amendment and referring specifically to this Agreement. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

Section 4.03           Counterparts. For the convenience of the Parties, this Agreement may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. No party hereto shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 4.04           Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Section 4.05           Survival of Representations and Warranties and Covenants. All representations and warranties made herein shall survive the Closing, and all covenants and agreements set forth herein to be performed at or prior to the Closing shall not survive and shall expire upon the Closing, and all covenants to be performed after the Closing shall expire in accordance with their terms.

Section 4.06           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in the immediately following sentence of this Section 4.06, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MADISON TECHNOLOGIES, INC.

By:	/s/ Philip Falcone
Name:	Philip Falcone
Title:	Chief Executive Officer

SOVRYN HOLDINGS, INC.

By:	/s/ Philip Falcone
Name:	Philip Falcone
Title:	CEO and Secretary

/s/ Philip Falcone
Name:	Philip Falcone

[Signature Page to Restructuring Agreement]

STATION BREAK HOLDINGS, LLC

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

[Signature Page to Restructuring Agreement]

ARENA INVESTORS, L.P., as Agent

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

ARENA SPECIAL OPPORTUNITIES FUND, LP, as a Secured Party

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

ARENA SPECIAL OPPORTUNITIES PARTNERS I, LP, as a Secured Party

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

[Signature Page to Restructuring Agreement]

SCHEDULE 1

Outstanding Note Obligations

Secured Party	Outstanding Obligations	Percentage Allocation
Arena Special Opportunities Fund, LP	Not less than $6,180,300.00	32.7%
Arena Special Opportunities Partners I, LP	Not less than $12,719,700.00	67.3%
Total	Not less than $18,900,000.00	100.0%

SCHEDULE 2

Contributed Debt Allocations

Secured Party	Contributed Debt
Arena Special Opportunities Fund, LP	$3,793,200.00
Arena Special Opportunities Partners I, LP	$7,806,800.00
Total	$11,600,000.00

SCHEDULE 3

New Equity Allocations

Name of Member	Units	%
Arena Special Opportunities Fund, LP	32.7	32.7
Arena Special Opportunities Partners I, LP	67.3	67.3